Exhibit 99

For Immediate Release

Company Contact:

Agency Contact:

Mark Perkins

Pam Lagano

VP-Sales and Marketing

Lagano & Associates

727-461-3000

727-480-6163

mperkins@aerosonic.com

plagano@laganoassoc.com

Aerosonic Announces Changes in its Board of Directors

CLEARWATER, Fla.--(BUSINESS WIRE)--June 3, 2004--Aerosonic Corporation (AMEX:AIM - News), a leading supplier of precision flight products for commercial, business and military aircraft, today announced the election of Thomas E. Whytas to the Board of Directors, filling the vacancy of Charles M. Foster Jr., who resigned from the board on May 28, 2004. Mr. Whytas also has been appointed to the Company's Audit Committee and Nominating/Corporate Governance Committee.

Mr. Whytas is the Chief Financial Officer and Finance Director for CAE USA, Inc., Tampa, Florida, a leading provider of simulation technologies and integrated training for the aviation and marine industries worldwide. A graduate of the University of South Florida where he earned a Bachelor of Science and a Master of Accountancy, Mr. Whytas is a certified public accountant and brings 15 years of financial experience to the Company's board.

"Mr. Whytas brings unique and valuable insights and experiences to Aerosonic's board that will complement the capabilities of current board members," stated David Baldini, President. "We expect that he will capably assume the role as an independent director previously held by Mr. Foster. We would like to express our gratitude to Mr. Foster for his numerous contributions and wise counsel during his service on our board."

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations and divisions of the Company include: the Clearwater, Florida Instrument Division (Clearwater Instruments), the Aerosonic Wichita, Kansas Division (Kansas Instruments), Avionics Specialties, Inc., a Virginia corporation wholly owned by the Company, and the Precision Components Division (Precision Components). For additional information, visit www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, the amount of any anticipated restatements, profits from future operations, and the Company's overall future business prospects, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of management issues, operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.